Exhibit 23.1
KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-183617, 333-225865, 333-231749, 333-239244, 333-264865, 333-272968, 333-280121, and 333-288604) on Form S-8 and (Nos. 333-251043, 333-267916, 333-274629, 333-274630, and 333-288606) on Form S-3 of our reports dated March 16, 2026, with respect to the consolidated financial statements of Flotek Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
March 16, 2026